Exhibit 10.18

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH ACT AND STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE DEBTOR THAT SUCH REGISTRATION IS NOT REQUIRED.

iSpecimen Inc.

SECURED PROMISSORY NOTE

$ 000,000.00	_________ __, 201_

FOR VALUE RECEIVED, iSpecimen Inc., a Delaware corporation (the “Company”), hereby promises to pay, on the written demand of the combined Majority Lenders at any time on or after the earlier of (i) the closing of a new permanent equity financing yielding gross proceeds in excess of $10,000,000 (inclusive of existing convertible notes), (ii) the sale of the Company, (iii) prepayment by the Company, or (iv) December 31, 2019 (which date may be extended for two successive three month periods with the approval of the Board of Directors of the Company) (the “Maturity Date”), to [NAME] (the “Lender”) the principal sum of [WRITTEN AMOUNT] dollars ($000,000) or such lesser principal amount then outstanding, together with all accrued and unpaid interest thereon as set forth below. This Note is being issued in connection with an interim debt financing of the Company by Lender and other lenders in an amount of up to $4,000,000, pursuant to the terms of certain Note Subscription Agreements (the “Note Subscription Agreements”). Terms not defined herein shall have the meanings set forth in the Note Subscription Agreements between the Company and the Lender, and other lenders who have executed similar Note Subscription Agreements.

Section 1.      Interest. Interest on the principal amount of this Note will accrue from and including the date hereof until and including the date such principal amount is paid, at a rate equal to twenty four percent (24%) per annum, without compounding. Principal and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Lender or at such other place as the legal holder may designate from time to time in writing to the Company. Interest shall be computed on the basis of a 365-day year, for the actual days elapsed. Notwithstanding any other provision of this Note, the Lender hereof does not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

Section 2.      Prepayment and Prepayment Penalty. The Company may pay this Note in whole or in part at any time prior to the Maturity Date without the prior approval or consent of the Majority Lenders and without penalty, except if this Note is prepaid by the Company within ninety (90) days of its issuance, the Company shall pay a prepayment penalty equal to the amount of interest required to be paid such that under no circumstances will the Lender have received less than ninety (90) days of interest under this Note in the aggregate. The Lender will note all partial payments of principal and accompanying payments of interest on the face or reverse side of this Note.

Section 3.      Subordination. The obligations represented by this Note shall be subordinated in right of payment and priority and subject, in the manner and to the extent described below, to any and all obligations owed by the Company to holders of the Senior Debt (as defined herein), so long as any Senior Debt remains unpaid, in whole or in part, or the holder of any Senior Debt is committed or otherwise obligated to extend credit to the Company under any loan agreement. The term “Senior Debt” shall mean all present and future indebtedness for money borrowed of the Company from institutional lenders, commercial credit companies, commercial banks, credit unions, and government agencies, which may be, from time to time, incurred by the Company, including, but not limited to, any negotiable instruments evidencing the same, all guaranties, debts, demands, monies, indebtedness, liabilities and obligations owed or to become owing, including interest, principal, costs, and other charges, and all claims, rights, causes of action, judgments, decrees, remedies, or other obligations of any kind whatsoever and howsoever arising, whether voluntary, involuntary, absolute, contingent, direct, indirect, or by operation of law.

iSpecimen Inc.

Note Subscription Agreement, July 2018

So long as any of the Senior Debt remains unpaid and outstanding, in whole or in part, or so long as a Senior Debt lender is committed or otherwise obligated to extend credit to the Company under any loan agreement, the holders of the Notes agrees that each such holder shall not: (i) collect, or receive payment upon, by setoff or in any other manner, all or any portion of the obligations now or hereafter existing under the Notes; (ii) sell, assign, transfer, pledge, or give a security interest in the Notes; (iii) enforce or apply any security, now or hereafter existing for the Notes; (iv) commence, prosecute or participate in any administrative, legal, or equitable action against the Company concerning the obligations under the Notes; (v) join in any petition for bankruptcy, assignment for the benefit of creditors, or creditors’ agreement; (vi) take, maintain or enforce any lien or security, which is senior to the Senior Debt lender’s interest, in any property, real or personal, to secure the obligations under the Notes; or (vii) incur any obligation to, or receive any loans, advances, dividends, payments of any kind or gifts from, the Company with respect to the obligations under the Notes; provided, however, that this paragraph shall not apply to (a) any filing by the holder of the Notes of any proof of claim or any other similar filing or action to protect such lender’s rights in bankruptcy, or (b) any action by the Company or the holders of the Notes that results solely in the issuance and/or receipt of capital stock or other equity security of the Company.

Section 4.      Events of Default. The outstanding balance of this Note shall be immediately due and payable prior to maturity in case of any of the following events, each of which shall be an “Event of Default”: (a) any failure of the Company to pay all outstanding principal and accrued interest on this Note, together with any other amounts otherwise due and owing (collectively, “Obligations”), on demand of the Major Holders at any time on or after the Maturity Date; (b) any Event of Bankruptcy; (c) a dissolution, termination of existence, suspension or discontinuance of business, or ceasing to operate as a going concern; (d) the issuance of any injunction or restraining order which results in a Material Adverse Effect on any aspect of the business or assets of the Company, or levy on or attachment of any funds or other property, real or personal, of the Company, in an amount in excess of $100,000, if, in each case, the same is not dismissed, discharged, released, satisfied or vacated within a period of sixty (60) days; (e) the failure to perform any material covenant by the Company under the Note Subscription Agreement for a period of 45 days; or (f) a material default (following expiration of any applicable notice and cure periods) under any other material agreement of the Company, and in which the default results in a liability or obligation against the Company greater than $100,000. As used herein, an “Event of Bankruptcy” means any of the following events impacting the Company or its operating subsidiaries: (i) any assignment by the Company for the benefit of its creditors; (ii) an admission in writing by the Company of its inability to pay its debts as they become due; (iii) filing by the Company of a voluntary petition in bankruptcy; (iv) seeking or consenting to, or acquiescing in, the appointment of any trustee, receiver, custodian, liquidator or similar official for the Company or a substantial part of its property; (v) the elapse of 90 days after the commencement of an action against the Company seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief without such action being dismissed; (vi) the insolvency or other cessation of existence of the Company and its operating subsidiaries; or (vii) any corporate action by the Company to authorize or effect any of the foregoing actions. Upon any Event of Default, the interest rate on the Notes shall be computed at an annual rate of thirty percent (30%) from and after the Event of Default. Upon the occurrence of an Event of Default, the Lender’s remedies shall include the rights to declare the entire principal balance of this Note and any accrued and unpaid interest immediately due and payable, without notice or presentment, or exercise any other remedies available to a lender under the Uniform Commercial Code and the Note Subscription Agreement.

iSpecimen Inc. Note Subscription Agreement, July 2018	-2-

Section 5.      Remedies upon Default. Upon the occurrence of an Event of Default which is not cured by the Company within the applicable notice and cure period or otherwise waived by the Major Holders, all Obligations of the company shall be immediately due and payable in full and the Secured Parties (as defined in the Note Subscription Agreements) shall have the rights and remedies of a secured party under the Code. The waiver of the Major Holders of a Default shall not constitute a waiver of any other occurrence that constitutes an Event of Default. Any actions taken by the Secured Parties or the Collateral Agent pursuant to this Agreement shall require the consent of the Major Holders, and the Collateral Agent shall deliver to the Secured Parties a good faith estimate of the expenses it expects to incur in connection with such actions prior to or contemporaneous with receiving the consent of the Major Holders. Upon a Default, the Secured Parties may but are not required to do any one or more of the following: (i) without notice or demand to the Company declare the Obligations to be immediately due and payable; (ii) exercise the rights and remedies accorded a secured party by the Uniform Commercial Code or by any instrument securing the Obligations (including but not limited to, taking immediate possession of the Collateral); or (iii) perform any warranty, covenant or agreement which the Company has failed to perform under the Subscription Agreement. Upon a Default, if the Secured Parties exercise their rights and remedies under the Code, the proceeds received from the disposition of the Collateral shall be applied as follows: (a) First, to reimburse the Secured Parties for their reasonable expenses in connection with the collection and sale of the Collateral; (b) Second, to the payment of all principal and interest due on the Notes; provided, however, that all payments made under the Promissory Notes shall be made pro rata, based on the principal amount owing under the Notes; and (c) Third, any excess funds to the Company.

Section 6.      Payment of Costs of Enforcement. The Company agrees to pay all costs, charges and expenses incurred by the Lender (including, without limitation, costs of collection, court costs, and reasonable attorneys’ fees and disbursements) in connection with the successful enforcement of the Lender’s rights under this Note (all such costs, charges and expenses being herein referred to as “Costs”). The Company agrees that any delay on the part of the Lender in exercising any rights hereunder will not operate as a waiver of such rights, and further agrees that any payments received hereunder will be applied first to Costs, then to interest, and the balance to principal. The Lender shall not by any act, delay, omission, or otherwise be deemed to waive any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the Lender. Presentment for payment, demand, protest, notice of protest and notice of nonpayment are hereby waived.

Section 7.      Miscellaneous. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. This Note is made under and shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. This Note may be amended, substituted, altered, waived, modified or extended, and the Note may be substituted, extended, converted or exchanged, by the written consent of the Company and the Majority Lenders.

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iSpecimen Inc. Note Subscription Agreement, July 2018	-3-

IN WITNESS WHEREOF, the Company has executed this Promissory Note as an instrument under seal as of the date first written above.

ATTEST:

iSpecimen Inc.

By:	/s/ Christopher Ianelli
Title:	Christopher Ianelli, Chief Executive Officer

iSpecimen Inc. Note Subscription Agreement, July 2018